This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 5, 1997 and the related Letter of Transmittal. The Offer is being made to all holders of Shares, except that the Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser (as defined below) may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Lehman Brothers Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                               AMDAHL CORPORATION

                                       AT

                              $12.00 NET PER SHARE

                                       BY

                          FUJITSU INTERNATIONAL, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                                FUJITSU LIMITED

     Fujitsu International, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Fujitsu Limited, a corporation organized under the laws of Japan (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $.05 per share (the "Shares"), of Amdahl Corporation, a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 5, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer"). The purpose of the Offer is to enable the Parent to acquire all of the equity interest in the Company that it does not currently own. The Parent currently owns 51,811,664 Shares, representing, as of July 29, 1997, approximately 42.1% of the outstanding Shares. Following the Offer, the Purchaser intends to effect the Merger (as defined below).

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
          ON FRIDAY, SEPTEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added to those Shares held by the Parent as of the expiration of the Offer, represents at least 51% of the outstanding Shares, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Act, and (iii) the receipt of any requisite approvals of the European Commission and the Bank of Japan. The Offer also is subject to the other terms and conditions described in the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 30, 1997 (the "Merger Agreement") among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and as soon as practicable after the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, and in accordance with relevant provisions of the Delaware General Corporation Law (the "Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (except for Shares owned by the Company as treasury stock or by any subsidiary of the Company, Shares registered in the name of the Parent or the Purchaser and Shares held by stockholders who shall have properly demanded and perfected appraisal rights under Section 262 of the Delaware Law) will automatically be canceled and converted into the right to receive $12.00 (or any higher price that may be paid per Share in the Offer), net to the holder in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY, ACTING THROUGH THE MEMBERS OF THE BOARD WHO ARE INDEPENDENT OF THE PARENT AND THE PURCHASER AND WHO CONSTITUTE A MAJORITY OF THE DIRECTORS IN OFFICE, HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY DETERMINED THAT THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS (OTHER THAN THE PARENT AND ITS AFFILIATES), AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in of the Offer to Purchase, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, regardless of whether any of the conditions to the Offer set forth in the Offer to Purchase have or have not been satisfied, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. There can be no assurance, however, that the Purchaser will exercise its right to extend the Offer. In the case of an extension, a public announcement will be made no later than

9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn pursuant to the procedures set forth in the Offer to Purchase at any time prior to 5:00 p.m., New York City time, on Friday, September 5, 1997 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 3, 1997 or such later time as may apply if the Offer is extended. For the withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn, if Share Certificates have been tendered, and the name of the registered holder of such Shares to be withdrawn as set forth on such Share Certificates, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer (as set forth in the Offer to Purchase), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time on or prior to the expiration date of the Offer. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has caused its stockholder list and security position listings to be provided to the Purchaser for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager as set forth below. Copies of the Offer to Purchase, the Letter of Transmittal or other related materials may be obtained from the Information Agent or from brokers, dealers, or commercial banks and trusts. Neither the Purchaser nor the Parent, nor any officer, director, stockholder, agent or other representative of the Purchaser or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                      LOGO
                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS

                            3 World Financial Center
                               New York, NY 10285
                        (212) 526-2415 or (212) 526-5266

August 5, 1997